Exhibit 99.1

BADGER METER REPORTS RECORD SECOND QUARTER 2024 FINANCIAL RESULTS

Milwaukee, WI, July 19, 2024 - Badger Meter, Inc. (NYSE: BMI) today reported record results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•
Record total sales of $216.7 million, 23% higher than the prior year’s $175.9 million.
•
Operating profit increased 41% year-over-year, with operating profit margins expanding 240 basis points to a record 19.2% from 16.8%.
•
Diluted earnings per share (EPS) increased 47% to $1.12, up from $0.76 in the comparable prior year quarter.
•
Introduced BlueEdge™, the platform brand aimed at simplifying the Badger Meter suite of scalable solutions integrating water technology, software and services for efficient water management.
•
Released 2023 Sustainability Report illustrating value-enhancing linkage between financial and ESG performance.

“Our second quarter sales surpassed the $200 million milestone for the first time on the continued strength of AMI demand coupled with customer-accelerated backlog conversion. Record operating profit margins and robust EPS growth in the quarter were the result of higher sales volumes, operational execution and continued selling, engineering and administration (SEA) expense leverage,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I want to thank our employees across the globe for their collective contributions to this record financial performance and for their tireless support of our customers.”

Second Quarter Operating Results

Utility water sales increased 26% year-over-year reflecting broad-based growth across the comprehensive suite of smart water offerings, most notably the adoption of our differentiated cellular AMI solution. This includes higher sales of ORION® Cellular endpoints and BEACON® Software as a Service (SaaS) coupled with increased water meter volumes, both mechanical as well as E-Series® Ultrasonic meters. Utility water sales also benefitted from the conversion of elevated backlog.

Sales of flow instrumentation products increased 5% year-over-year with solid growth in the water-focused end markets such as wastewater, globally.

Operating earnings increased 41% year-over-year, with operating profit margins reaching a record 19.2% in the second quarter of 2024, a 240-basis point improvement from the prior year’s 16.8%.

Gross margin dollars increased $15.9 million year-over-year, and gross margin as a percent of sales was 39.4%, in line with the 39.5% in the comparable prior year period and continuing at the higher end of the company’s normalized range. The stable gross margin range reflects the continued benefits of positive sales mix and higher volumes despite ongoing inflationary cost pressures.

SEA expenses in the second quarter of 2024 were $43.9 million, $3.9 million higher than the comparable prior year quarter and up $3.3 million sequentially from the first quarter. The year-over-year increase in SEA expenses resulted from continued growth investments including higher personnel-related and R&D costs. SEA as a percent of sales improved 250 basis points to 20.2% from 22.7% in the comparable prior year quarter as a result of the record sales.

The tax rate for the second quarter of 2024 was 23.8%, below the prior year’s 25.8% due partially to a discrete benefit related to equity compensation transactions. As a result of the above, combined with increased interest income year-over-year, EPS was a record $1.12, up 47% compared to $0.76 in the comparable prior year period.

Outlook

Bockhorst continued, “At the halfway point of the year, we remain pleased with our execution and ability to capitalize on the durable macro trends benefiting the water industry. Our bid funnel and order rates remain constructive, yet as we have long communicated, we face increasingly difficult year-over-year comparisons as the year progresses. With a normalizing backlog, our focus remains on high single digit sales growth in the back half of the year and over the cycle, along with modest operating margin expansion year-over-year, driven by favorable sales mix, value-based price/cost management and SEA leverage. Our balance sheet remains favorably aligned to both organic and acquisition-related growth investments to drive our long-term performance.

As we continue to move beyond the meter, we’ve given a name - BlueEdge - to our expanding suite of end-to-end smart water offerings that give customers the ability to tailor and customize solutions to best meet their unique water resource management needs. These connected devices deliver valuable insights aimed at solving customer challenges across the water cycle. BlueEdge also serves as a strategic lens through which we can evaluate growth investments.

We published our 2023 sustainability report during the quarter which highlights our incremental progress on mitigating ESG risks, reducing costs and enabling customer sustainability outcomes. By both managing and enabling sustainability we aim to safeguard our future.

Bockhorst concluded, “Our resilient end markets, business momentum and our continued focus on innovation and execution provides us with confidence in our ability to increase shareholder value while we enable customers to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s second quarter 2024 results today, Friday July 19, 2024 at 10:00 AM Central/11:00 AM Eastern time. The listen-only webcast and related presentation can be accessed via the Investor section of our website. Participants can register to take part in the call using this online registration link: https://www.netroadshow.com/events/login?show=6b9207bf&confId=67844

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$216,658	$175,858	$412,938	$334,959

Cost of sales	131,290	106,424	250,392	202,709

Gross margin	85,368	69,434	162,546	132,250

Selling, engineering and administration	43,856	39,932	84,456	77,702

Operating earnings	41,512	29,502	78,090	54,548

Interest income, net	(1,862)	(827)	(3,389)	(1,449)
Other pension and postretirement costs	12	33	25	65

Earnings before income taxes	43,362	30,296	81,454	55,932

Provision for income taxes	10,306	7,803	19,267	14,024

Net earnings	$33,056	$22,493	$62,187	$41,908

Earnings per share:

Basic	$1.13	$0.77	$2.12	$1.43

Diluted	$1.12	$0.76	$2.11	$1.42

Shares used in computation of earnings per share:

Basic	29,361,034	29,272,693	29,341,407	29,264,166

Diluted	29,528,938	29,447,525	29,512,362	29,434,467

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2024	2023
	(Unaudited)

Cash and cash equivalents	$226,212	$191,782
Receivables	106,229	83,507
Inventories	161,266	153,674
Other current assets	15,510	13,214
Total current assets	509,217	442,177

Net property, plant and equipment	72,454	73,878
Intangible assets, at cost less accumulated amortization	50,178	53,737
Other long-term assets	36,056	33,964
Goodwill	113,355	113,163
Total assets	$781,260	$716,919

Liabilities and Shareholders' Equity

Payables	$96,011	$81,807
Accrued compensation and employee benefits	21,768	29,871
Other current liabilities	20,340	20,270
Total current liabilities	138,119	131,948

Deferred income taxes	4,838	5,061
Long-term employee benefits and other	75,165	63,428
Shareholders' equity	563,138	516,482
Total liabilities and shareholders' equity	$781,260	$716,919

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$33,056	$22,493	$62,187	$41,908

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,849	2,775	5,741	5,438
Amortization	5,242	4,132	10,360	8,416
Deferred income taxes	-	(366)	-	(376)
Noncurrent employee benefits	(22)	(185)	(21)	(222)
Stock-based compensation expense	2,010	1,601	3,281	2,607
Changes in:
Receivables	(14,053)	340	(23,217)	(6,503)
Inventories	(851)	(12,314)	(7,256)	(23,753)
Payables	5,379	1,145	13,339	8,104
Prepaid expenses and other assets	(424)	(2,847)	(8,489)	(4,980)
Other liabilities	3,233	5,995	1,954	10,100
Total adjustments	3,363	276	(4,308)	(1,169)
Net cash provided by operations	36,419	22,769	57,879	40,739

Investing activities:
Property, plant and equipment expenditures	(2,341)	(2,664)	(5,017)	(6,935)
Acquisitions, net of cash acquired	-	(75)	(3,000)	(17,127)
Net cash used for investing activities	(2,341)	(2,739)	(8,017)	(24,062)

Financing activities:
Dividends paid	(7,934)	(6,591)	(15,876)	(13,217)
Proceeds from exercise of stock options	521	-	751	58
Net cash used for financing activities	(7,413)	(6,591)	(15,125)	(13,159)
Effect of foreign exchange rates on cash	237	5	(307)	235

Increase in cash and cash equivalents	26,902	13,444	34,430	3,753
Cash and cash equivalents - beginning of period	199,310	128,361	191,782	138,052

Cash and cash equivalents - end of period	$226,212	$141,805	$226,212	$141,805

Contacts

Karen Bauer

(414) 371-7276

kbauer@badgermeter.com